IT’S OFFICIAL! MERCEDES-BENZ’ SL ROADSTER IS THE SECOND CAR
TO OFFER MAGIC SKY CONTROL WITH SPD-SMART TECHNOLOGY
IN LARGE-SCALE SERIES PRODUCTION

Research Frontiers to host conference call to discuss this development at 4:30 pm ET on Wednesday, December 21, 2011.

Woodbury, New York – December 15, 2011. Today Daimler AG announced that the new Mercedes-Benz SL luxury roadster will offer the MAGIC SKY CONTROL panoramic glass roof as an option. The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers Inc. (Nasdaq: REFR) to give drivers and passengers the ability to change the tint of their car’s roof from dark to clear instantly with the press of a button.

The Mercedes-Benz SL roadster is the second large-scale series production vehicle to offer MAGIC SKY CONTROL with SPD-Smart technology. In January 2011, Daimler introduced the new Mercedes-Benz SLK as the first car to offer this innovative feature.

In today’s press release, Daimler describes the MAGIC SKY CONTROL feature and its comfort-enhancing and heat-rejecting characteristics: “The sixth generation of the SL also offers a vario-roof that can be retracted into the boot using an electrohydraulic mechanism to save space, which converts the SL in a few seconds into a roadster or a coupé, depending on the driver's wishes and the weather. Unlike its predecessor, three versions are available for the new SL: painted, with glass roof or with the unique panoramic vario-roof with MAGIC SKY CONTROL. The transparent roof switches to light or dark at the push of a button. When light it is virtually transparent, offering an open-air experience even in cold weather. In its dark state the roof provides welcome shade and prevents the interior from heating up in bright sunlight. The frame of the three roof versions is made of magnesium, making the roofs around six kilograms lighter than the roof on the predecessor, thus providing a lower centre of gravity for the vehicle and, in turn, better agility. The engineers have refined the operating mechanism for the roof and boot lid. It now takes less than 20 seconds to open or close the roof completely.”

More details about the new Mercedes-Benz SL and the MAGIC SKY CONTROL feature with SPD-Smart technology are available from Daimler's press release. Photos of the new Mercedes-Benz SL are also available from Daimler’s website. Mercedes has indicated that the new SL can be ordered starting today.

Research Frontiers will host a conference call at 4:30 pm EST on Wednesday, December 21, 2011 to discuss the beneficial impact to the Company of this development and to answer shareholders’ questions. Shareholders and other interested parties may participate in the conference call by dialing 1-412-858-4600 and request to be connected to the “Research Frontiers Conference Call.” For those unable to participate in the live conference call, a replay will be available for 60 days beginning December 23, 2011 in the Investors section of Research Frontiers’ website at www.SmartGlass.com.

Mercedes-Benz put the MAGIC SKY CONTROL SPD-SmartGlass roof through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC).

The MAGIC SKY CONTROL feature using SPD-Smart light-control technology allows drivers many benefits including the ability to create the open-air feeling of a roadster even when the weather does not permit one to open the roof. It also blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

Research Frontiers holds approximately 500 patents and patent applications worldwide on its SPD-Smart light-control technology, and licenses it to 39 companies, including most of the world’s leading automotive glass manufacturers.

Joseph M. Harary, President and CEO of Research Frontiers noted: “We are extremely pleased that Daimler has chosen to extend the use of our SPD-SmartGlass technology to another vehicle in their product line. Almost all of the automotive press has responded with glowing accolades for the MAGIC SKY CONTROL feature, and we look forward to further adoption of SPD-SmartGlass within the automotive industry.”

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having spent over $80 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “MAGIC SKY CONTROL” and “Mercedes-Benz” are trademarks of Daimler AG.

For further information about SPD-Smart light-control technology or to schedule a visit to the Research Frontiers Design Center, please contact:

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com